Exhibit 4.02(c)

                                  March 7, 2005


VIA FACSIMILE AND FEDERAL EXPRESS
---------------------------------

Keith G. Frey
Chief Financial Officer
Occupational Health + Rehabilitation Inc
175 Derby Street
Suite 36
Hingham, MA 02043


     RE: Waiver under the Amended and Restated Revolving Credit and Security Agreement, dated as of December 15, 2003 (as amended, modified or supplemented to date, the "Agreement"), between Occupational Health + Rehabilitation Inc, CM Occupational Health, Limited Liability Company and OHR-SSM, LLC (individually and collectively referred to herein as the "Borrower") and CapitalSource Finance LLC ("Lender")

Dear Mr. Frey,

          Reference is hereby made to the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

          Reference is made to Section 8.1(f) of the Agreement which states in part:


     "VIII. EVENTS OF DEFAULT

               The occurrence of any one or more of the following shall constitute an "Event of Default:

               (f) (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower or Guarantor in excess of $100,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or any Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Borrower or Guarantor is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;"

          On or about March 24, 2004, Borrower advised Lender that it had failed to make a scheduled payment due March 24, 2004, with respect to the Investor Notes, and that the failure to make such payment constituted a default (the "Investor Notes Default") with respect to the Indebtedness evidenced by the Investor Notes. Lender waived any Default of Event of Default that occurred under the Agreement or any other Loan Document, with respect to Borrower's Investor Notes Default; provided, however, that such waiver would automatically terminate, without further notice required, upon the holders of the Investor Notes attempting to exercise any remedies with respect to the Investor Notes Default.

          Borrower has advised Lender that it has failed to pay the Investor Notes in full when due and that the failure to make such payment constitutes a default (the "Investor Notes Default") with respect to the Indebtedness evidenced by the Investor Notes.

          Subject to the terms hereof, through December 31, 2005, Lender hereby waives any Default or Event of Default that has occurred under the Agreement or any other Loan Document with respect to Borrower's Investor Notes Default; provided, however, that this waiver shall automatically terminate, with no further notice required, upon the holders of the Investor Notes attempting to exercise any remedies with respect to the Investor Notes Default.

          Except as expressly set forth herein, this letter agreement shall not be deemed to be a waiver of any provisions of the Agreement or any other Loan Document. This letter agreement also shall not preclude the future exercise of any right, power, or privilege available to Lender whether under the Agreement, the other Loan Documents or otherwise.

          This letter agreement (i) constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby, (ii) shall be governed by and construed in accordance with the laws of the State of Maryland, and (iii) shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

          Please indicate your consent to the terms and conditions of this letter agreement by signature of your authorized officer in the space indicated below.

                                                 Very truly yours,

                                                 CAPITALSOURCE FINANCE LLC


                                                 By: /s/ J. Anthony Romero
                                                     ---------------------
                                                 Name:   J. Anthony Romero
                                                 Title:  Director



ACKNOWLEDGED AND AGREED TO as of
March 7, 2005.

OCCUPATIONAL HEALTH + REHABILITATION INC


By: /s/ Keith G. Frey
    -----------------
Name:   Keith G. Frey
Title:  Chief Financial Officer


CM OCCUPATIONAL HEALTH, LIMITED LIABILITY COMPANY


By: /s/ Keith G. Frey
    -----------------
Name:   Keith G. Frey
Title: Chief Financial Officer, Occupational Health + Rehabilitation Inc Its Member and Manager


OHR-SSM, LLC


By: /s/ Keith G. Frey
    -----------------
Name:   Keith G. Frey
Title: Chief Financial Officer, Occupational Health + Rehabilitation Inc Its Member and Manager